Ciena Corporation
Insider Trading Policy
Rev. D (February 2023)

Purpose

We are entrusted with a great deal of sensitive information at Ciena. Our goal is to ensure that access to this information is used to perform our jobs, understand our business and financial performance and promote our strategy. Our culture thrives on this sense of a shared mission and we intend to keep it that way.

Because of the degree of transparency necessary to achieve this collective understanding, we must be mindful about how we treat and use information that we receive during our work for Ciena. It is illegal to buy or sell securities when one is in possession of “material, non-public information” about that company — conduct known as “insider trading.” It is also illegal to “tip” or pass on material, non-public information to someone who may buy or sell securities.

This purpose of this Insider Trading Policy is to:

•Clarify which persons and what activities are covered by the Policy;
•Prohibit insider trading, tipping and certain speculative transactions;
•Define material, non-public information and establish rules of behavior when possessing it; and
•Protect Ciena’s reputation for integrity and ethical conduct.

Who Is Covered

This Policy applies to officers, directors and all employees, temporary employees, consultants or contractors of Ciena Corporation and its subsidiaries (“Ciena” or the “Company”) (collectively, “Covered Persons”) – regardless of whether or not they are also “Access Persons” subject to the trading window described below.

This Policy also applies to any spouse, partner, minor children and other persons sharing the same household with any Covered Person and entities that a Covered Person directly or indirectly influences or controls (collectively, “Related Persons”).

What Activities Are Covered

This Policy applies to transactions in securities including:

•Ciena common stock, restricted stock units, stock options, debt securities and other securities Ciena may issue from time to time (“Ciena Securities”); and

•securities that are exercisable or exchangeable into Ciena Securities, whether or not issued by Ciena, including market-traded put or call options.

This Policy also applies to transactions in securities of third party business partners when possessing material, non-public information about them obtained in the course of work for Ciena.

Insider Trading and Tipping Are Prohibited

While in possession of material, non-public information relating to Ciena, Covered Persons are prohibited from:

•buying, selling or engaging in any transaction, directly or indirectly, involving Ciena Securities;
•making recommendations or expressing opinions about trading in Ciena Securities based on that information;
•disclosing or “tipping” that information to any person, including Related Persons, publicly or privately, verbally or in writing, electronically or otherwise, including by posting such information to any web-based or social media platform or providing it to a third-party information broker;
•otherwise engaging in any other action to take personal advantage of such information; or
•assisting anyone in the above activities.

Covered Persons are required to abstain from the above transactions until the material, non-public information is publicly disclosed or ceases to be material. Although mandatory, automatic sales pursuant to a Rule 10b5-1 transaction, stock options exercises or purchases through Ciena’s Employee Stock Purchase Plan are exempt from these prohibitions, the sale of any such shares in the market is still prohibited.

Customers, Suppliers or Other Business Partners

Covered Persons who obtain material, non-public information about another company in the course of work for Ciena are subject to the same prohibitions described above with respect to the securities of that company. Covered Persons should treat material, non-public information about Ciena’s customers, suppliers and other business partners with the same degree of care required with respect to Ciena’s information.

Material, Non-Public Information

In general, “material information” is any information that a reasonable investor would consider important in a decision to buy, hold or sell securities. Any information, positive or negative, that could reasonably affect the price of a company’s stock is by its nature “material.”

It is not possible to define all categories of material information because it depends upon the relevant facts and circumstances. Information that is material or immaterial at one point in time may cease to be so at another point in time. However, non-public information about the following items is often considered to be material:

•quarterly or annual financial results or projections;
•a pending or proposed acquisition, merger or similar strategic initiative;
•an offering of equity or debt securities;
•changes in senior management;
•significant new product or technology developments;
•changes in our stock repurchase program, or the issuance of a stock dividend or split;
•gain or loss of a substantial customer, supplier, or strategic partner;
•a significant cybersecurity incident involving our business or products;
•litigation, whether pending or threatened, or inquiry by governmental agencies or positive or negative developments in existing litigation or investigations;
•other similar information likely to have a significant impact on our financial results or stock price.

In general, information is considered “non-public” until it has been disclosed broadly to the market (for example, in a press release or a filing with the SEC) and the investing public has had time to absorb fully the information – typically at the start of the third trading day after such information is released. A “trading day” is a day on which the New York Stock Exchange is open for business

Ciena’s Chief Executive Officer, Chief Financial Officer and General Counsel are authorized to determine whether any information constitutes material, non-public information.

Proper Handling of Information

Under Ciena’s Code of Business Conduct and Ethics, Covered Persons are responsible for protecting confidential information related to Ciena’s business. Information about Ciena or its customers, suppliers or other business partners obtained in the course of work for Ciena may only be used for legitimate business purposes. Questions about the appropriate use of confidential information or what constitutes a legitimate business purpose may be directed to the Legal Department.

To ensure that information is protected from leaks or premature disclosure and that it is disclosed in a manner that does not favor certain investors over others, only Ciena’s specifically authorized personnel may release material information to the public or respond to inquiries from the media, analysts or others outside Ciena. Ciena’s Corporate Disclosure Policy sets forth the Company’s established procedures as to who may disclose such information and under what circumstances. Unauthorized disclosure of such information to anyone outside the Company is prohibited.

Additional Prohibited Transactions

Short-term or speculative transactions in Ciena Securities can create an actual or perceived misalignment with the interest of our stockholders. Accordingly, Covered Persons and Related Persons, whether or not in possession of material, non-public information, are prohibited from engaging in the following transactions with respect to Ciena Securities:

•Short sales;
•Trading in market-traded options, including market-traded put and call options; and
•Hedging or monetization transactions, including zero-cost collars and forward sale contracts.

No Margin Accounts or Pledging Ciena Securities

Covered Persons are prohibited from holding Ciena Securities in a margin account or pledging Ciena Securities as collateral for a loan, because the underlying stock may be sold in the event of failure to meet a margin call or a loan default and at a time when the pledger is aware of material, non-public information or otherwise is not permitted to trade in Ciena Securities. Exceptions may be granted where a Covered Person wishes to pledge Ciena Securities as collateral for a loan (not including margin debt) and can clearly demonstrate the financial capacity to repay the loan. Requests for such approval, together with the relevant pledge documents, must be provided to the General Counsel at least two weeks prior to the proposed transaction.

Consequences of Violations

The penalties for violating the insider trading laws can be severe — for individuals involved in the unlawful conduct and their employers and supervisors. Individuals who engage in insider trading may be subject to forfeiture of their profits, civil penalties of up to three times the profit gained or loss avoided, criminal fines of up to $5 million (no matter how small the profit) and jail sentences of up to 20 years. The SEC frequently obtains substantial penalties from persons who did nothing more than pass along material, non-public information to others who trade in the stock. An individual who communicates or “tips” inside information to another person who then trades is subject to the same penalties as the “tippee” who trades on that information, even if the employee did not trade or profit from the trading.

Covered Persons who violate this Policy may be subject to disciplinary action, including immediate termination of employment for cause or the termination of such other business relationship with Ciena, whether or not the failure to comply with this Policy results in a violation of law.

Access Persons May Not Trade When Window is Closed

The trading window is an additional requirement that applies to Ciena’s directors, executive officers and certain other specified employees who have or are likely to have regular access to Ciena’s material, non-public information, including with respect to its financial results (collectively, “Access Persons”). The General Counsel will determine the list of Access Persons from time to time.

The announcement of quarterly financial results and forward-looking guidance can have a material effect on the trading price of Ciena Securities. To protect against allegations and to avoid even the appearance of insider trading, Access Persons are prohibited from buying or selling Ciena Securities in the open market when the trading window is closed.

The trading window generally closes on the fifteenth day of the last month of each fiscal quarter, and generally reopens on the third trading day after Ciena has published its earnings release for that quarter (e.g., if Ciena announces earnings on a Thursday, the window would reopen on the following Monday). The General Counsel will notify Access Persons of the opening and closing of the trading window; however, all Access Persons are expected to know these basic window mechanics.

Ciena may also close the trading window at other times, including for Access Persons or other groups of employees who may be in possession of Ciena’s material, non-public information as a result of their work on or awareness of a pending initiative, transaction or announcement.

The trading window restrictions will not apply to transactions in Ciena Securities effected pursuant to an authorized Rule 10b5-1 trading plan that is in compliance with Ciena’s requirements. Please refer to Ciena’s 10b5-1 Plan Guidelines (the “10b5-1 Policy”) for additional details on authorized Rule 10b5-1 trading plans, including the requirements for cooling-off periods and timing of initial trades under authorized Rule 10b5-1 trading plans, as well as certain limitations and expectations.

Pre-Clearance of Trades by Directors and Executive Officers

The Board of Directors and certain designated executive officers (collectively, “Reporting Persons”) are subject to additional requirements under applicable securities laws, including Section 16 of the Securities Exchange Act of 1934 (“Section 16”). Section 16 requires disclosure of holdings and transactions in Ciena Securities by Reporting Persons, members of their immediate families, and certain trusts or other entities in which the insider holds a beneficial interest. Section 16 also provides for disgorgement of “short-swing” profits gained by Reporting Persons. Accordingly, Reporting Persons are required to notify the General Counsel or their designee and pre-clear any proposed transaction in Ciena Securities in advance of executing such transaction. Any such pre-clearance will be valid for two trading days and, if the transaction is not completed within that timeframe, pre-clearance must be requested again. If the Reporting Person becomes aware of any material, non-public information after requesting pre-clearance but before the transaction has been effected, the Reporting Person may not proceed with the transaction. The purpose of these pre-clearance procedures is to ensure timely reporting, prevent inadvertent violations of the federal securities laws and avoid even the appearance of trading on inside information.

Additionally, Reporting Persons must notify the General Counsel or their designee and pre-clear any proposed gifts of Ciena equity securities. Completed gifts made by Reporting Persons must also be promptly reported to Ciena’s Legal Department, as these gifts must be reported on Form 4 before the end of the second business day following the date of execution of the transaction. This includes, for example, certain estate planning transactions such as gifts of Ciena equity securities among trusts established by a Reporting Person.

Further Information and Getting Assistance

Transactions in Ciena Securities by Covered Persons and Related Persons will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, Covered Persons should carefully consider how regulatory authorities and others might view the transaction in light of subsequent developments. Exercising strong judgment is paramount. To prevent inadvertent violations and avoid even the appearance of an improper transaction, Covered Persons are advised to seek additional guidance from the Legal Department before engaging in any transaction in securities covered by this Policy.

Post-Termination Transactions

This Policy and its prohibitions continue to apply to transactions in Ciena Securities after an individual is no longer employed by or associated or affiliated with Ciena. Accordingly, Covered Persons who are in possession of material, non-public information at the time of termination of their employment or association or affiliation with Ciena are prohibited from trading in Ciena Securities until that information is publicly disclosed or ceases to be material.

Acknowledgment and Certification

Employees are required to certify their receipt and understanding of this Policy at the time they join Ciena and on an ongoing basis as part of the periodic affirmation and acknowledgement of Ciena’s Code of Business Conduct and Ethics.